Exhibit 99.1

Blackbaud Acquires Public Interest Data, Inc.,

Provider of Database Services to Nonprofits

Charleston, S.C. (February 1, 2011) – Blackbaud, Inc. (Nasdaq: BLKB) today announced the acquisition of Public Interest Data, Inc. (PIDI), an Alexandria, Virginia-based company with more than 20 years experience providing database management services (DMS), acquisition list services, and data analytics and enrichment services for nonprofits. PIDI will become part of Blackbaud and will continue to serve its growing customer base of more than 50 of the leading nonprofit organizations in the United States from its existing Alexandria, VA and Miami Beach, FL offices.

Under the terms of the agreement, Blackbaud paid an aggregate purchase price of approximately $17.5 million, plus an additional amount of up to $2.5 million in contingent payments based upon performance of the acquired business through the two-year anniversary of the transaction. Blackbaud financed the deal with cash on hand. The acquisition will augment Blackbaud’s industry leading DMS business while providing incremental analytics capabilities in the area of donor acquisition list analytics.

“We look forward to leveraging our combined 50 plus years of experience in serving nonprofits to enhance and build upon PIDI’s direct marketing offerings,” said Marc Chardon, Blackbaud’s chief executive officer. “The combination was a natural fit as we continue to invest in new technology to enhance our current DMS services. We also look forward to providing PIDI’s market-leading merge purge and data services to our 24,000 existing customers and in turn, providing our new customers access to the market’s broadest suite of product and service offerings built for nonprofits.”

PIDI’s services primarily include database management services, similar to those currently provided by Blackbaud; and merge purge and data analytics services, which will add to Blackbaud’s industry-leading Target Analytics product offerings. Blackbaud will continue to support all of PIDI’s current offerings in addition to extending the company’s analytics services to best meet the needs of the combined company’s customer base.

“We share a client-first philosophy with Blackbaud and are pleased to become a part of the company to best serve our nonprofit customers,” said Shawn Cox, PIDI’s director of DMS. “We are confident that together, we can provide even better solutions to help nonprofits manage their complex fundraising and membership programs.”

The acquisition of PIDI is not expected to have a material impact on Blackbaud’s total revenue or non-GAAP profitability. Management will provide financial guidance, including PIDI’s expected contribution, on its fourth quarter 2010 earnings conference call scheduled for Monday, February 7th at 5 p.m. ET. Details for this call are available on the company’s investor relations site at www.blackbaud.com/investorrelations.

About Blackbaud

Blackbaud is the leading global provider of software and services designed specifically for nonprofit organizations, enabling them to improve operational efficiency, build strong relationships, and raise more money to support their missions. Approximately 24,000 organizations — including The American Red Cross, Boston University, Cancer Research UK, The Taft School, Lincoln Center, The Salvation Army, Tulsa Community Foundation, Ursinus College, Earthjustice, International Fund for Animal Welfare, and the WGBH Educational Foundation — use one or more Blackbaud products and services for fundraising, constituent relationship management, financial management, website management, direct marketing, education administration, ticketing, business intelligence, prospect research, consulting, and analytics. Since 1981, Blackbaud’s sole focus and expertise has been partnering with nonprofits and providing them the solutions they need to make a difference in their local communities and worldwide. Headquartered in the United States, Blackbaud also has operations in Australia, Canada, Hong Kong, the Netherlands, and the United Kingdom. For more information, visit www.blackbaud.com.

Forward-looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: general economic risks; uncertainty regarding increased business and renewals from existing customers; continued success in sales growth; management of integration of acquired companies and other risks associated with acquisitions; risks associated with successful implementation of multiple integrated software products; the ability to attract and retain key personnel; risks related to our dividend policy and share repurchase program, including potential limitations on our ability to grow and the possibility that we might discontinue payment of dividends; risks relating to restrictions imposed by the credit facility; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organization; technological changes that make our products and services less competitive; and the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from Blackbaud’s investor relations department. All Blackbaud product names appearing herein are trademarks or registered trademarks of Blackbaud, Inc.

Contact:

Blackbaud, Inc.

Melanie Mathos

843.216.6200 x3307

melanie.mathos@blackbaud.com